

                                                                                                         EXHIBIT 12

                                                      MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                                COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                                                  COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                                (dollars in millions)


                                                             FOR THE THREE MONTHS ENDED          FOR THE NINE MONTHS ENDED
                                                             ---------------------------        ---------------------------
                                                            Sept. 28,        Sept. 29,         Sept. 28,         Sept. 29,
                                                                 2001             2000              2001              2000
                                                            ---------        ---------         ---------         ---------

Pre-tax earnings                                              $   686          $ 1,311          $  2,889          $  4,409

Add:  Fixed charges (excluding capitalized
          interest and preferred security dividend
          requirements of subsidiaries)                         3,843            4,759            14,223            12,860
                                                             ---------         --------         ---------         ---------
Pre-tax earnings before fixed charges                           4,529            6,070            17,112            17,269
                                                             =========         ========         =========         =========

Fixed charges:
   Interest                                                     3,777            4,697            14,028            12,668
   Other  (a)                                                     119              115               353               350
                                                             ---------         --------         ---------         ---------
   Total fixed charges                                          3,896            4,812            14,381            13,018
                                                             =========         ========         =========         =========

Preferred stock dividend requirements                              14               13                42                41

Total combined fixed charges                                 ---------         --------         ---------         ---------
  and preferred stock dividends                               $ 3,910          $ 4,825          $ 14,423          $ 13,059
                                                             =========         ========         =========         =========

RATIO OF EARNINGS TO FIXED CHARGES                               1.16             1.26              1.19              1.33

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                                  1.16             1.26              1.19              1.32



(a) Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.


